NOTES REPURCHASE AGREEMENT

This NOTES REPURCHASE AGREEMENT (this “Agreement”) dated September 22, 2009 is made by and between China Shen Zhou Mining & Resources, Inc., a Nevada corporation with limited liability having its registered office at Zeyang Building, No. 166 Fushi Road, Shijingshan District, Beijing China, whose shares of commons stocks of are listed and traded on NYSE-AMEX (the “Company”) and Mountview Path Limited, a corporation incorporated under the laws of the British Virgin Islands and having its registered office at P.O. Box 957, Offshore Incorporations Centre, Road Town, Tortola, British Virgin Islands (the “Seller”).

RECITALS:

WHEREAS, the Company has issued to Citadel Equity Fund Ltd. (“Citadel”), and Citadel has purchased from the Company, the Company’s 6.75% Senior Convertible Notes due 2012 of US$28,000,000 principal amount (the “Notes”) pursuant to that certain Notes Purchase Agreement dated December 21, 2006 by and between the Company and Citadel (the “Notes Purchase Agreement”).

WHEREAS, in connection with such transaction, an Indenture dated December 27, 2006, as amended and supplemented by the First Supplemental Indenture dated May 17, 2007 and the Second Supplemental Indenture dated September 28, 2007, (the “Indenture”) was entered into by and between the Company and The Bank of New York (the “Trustee”) and a Share Pledge Agreement dated December 27, 2006 (the “Share Pledge Agreement”) was entered into by and among Ms. Xiao Jing Yu and Mr. Xue Ming Xu (each a “Pledgor” and together the “Pledgors”), The Bank of New York, as collateral agent and Citadel. Capitalized terms that are not otherwise defined in this Agreement shall have the meanings ascribed to them in the Indenture or other relevant Transaction Documents (as that term is defined in the Notes Purchase Agreement), as applicable.

WHEREAS, Citadel and China Mining Resources Group Limited, being the holding company of Best Tone Holdings Limited, entered into that certain Amended and Restated Trade Confirmation dated April 8, 2009, pursuant to which Citadel agreed to sell, transfer and deliver to China Mining Resources Group Limited all of Citadel’s rights and interest in the Notes and all rights and interest of Citadel under the Transaction Documents (as that term is defined in the Notes Purchase Agreement).

WHEREAS, Citadel and Best Tone Holdings Limited entered into that certain Assignment and Assumption Agreement dated as of April 8, 2009, pursuant to which Citadel agreed to sell, assign, transfer and deliver to Best Tone Holdings Limited and Best Tone Holdings Limited thereby agreed to purchase and assume from Citadel all of the legal and beneficial right, title and interest of Citadel in the Notes and under the Transaction Documents (as that term is defined in Notes Purchase Agreement).

WHEREAS, Best Tone Holdings Limited and the Seller entered into that certain Trade Confirmation dated August 19, 2009, pursuant to which Best Tone Holdings Limited agreed to sell, transfer and deliver to the Seller all of Best Tone Holdings Limited’s rights and interest in the Notes and all rights and interest of Best Tone Holdings Limited under the Transaction Documents (as that term is defined in the Notes Purchase Agreement).

WHEREAS, Best Tone Holdings Limited and the Seller entered into certain Assignment and Assumption Agreement dated August 19, 2009, pursuant to which Best Tone Holdings Limited agreed to sell, assign, transfer and deliver to the Seller and the Seller thereby agreed to purchase and assume from Best Tone Holdings Limited all of the legal and beneficial right, title and interest of Best Tone Holdings Limited in the Notes and under the Transaction Documents.

WHEREAS, the Company now wishes to repurchase from the Seller, and the Seller wishes to sell to the Company, the Notes in an aggregate principal amount of US$28,000,000 (the “Repurchased Notes”) upon the terms and conditions set forth in this Agreement.

NOW THEREFORE, in consideration of the foregoing and the mutual promises, covenants and agreements of the parties contained herein, the parties hereto agree as follows:

1.	NOTES REPURCHASE; PAYMENT; CANCELLATION

1.1.
Repurchase and Sale of the Repurchased Notes. At the closing (the “Closing”), the Company shall repurchase the Repurchased Notes from the Seller and the Seller shall sell to the Company the Repurchased Notes for an aggregate purchase price of US$28 million, (the “Repurchase Price”) which shall be satisfied by (i) payment in cash of US$8 million by the Company to the Seller at Closing and (ii) by the Company allotting and issuing 5 million shares of the Company’s common stock at an issued price of US$4 per share to the Seller at Closing. Notwithstanding any terms of this Agreement, the Seller shall be entitled to all rights and privileges in respect of the Repurchased Notes as a noteholder up to and including the Closing Date (as defined below), except that the right to receive any Interest and Additional Interest payable on the Repurchased Notes in respect of any Record Date prior to the Closing Date is waived. For the avoidance of doubt, except as provided in the preceding sentence, the Seller shall not be entitled to any accrued and unpaid Interest on the Repurchased Notes.

1.2.
Closing. The Closing shall occur at the Beijing office of Cadwalader, Wickersham & Taft LLP at 2301 China Central Place Tower 2, No. 79 Jianguo Road, Beijing, or at such other place as the Company and the Seller shall mutually agree, on November 30, 2009 or such other  date as the parties mutually agree (the “Closing Date”).

1.3.
Cancellation of Notes. On the Closing Date, the Seller shall, against the payment of the Repurchase Price by the Company, surrender to the Trustee the respective Repurchased Notes for the prompt cancellation of such Repurchased Notes by the Trustee pursuant to Section 2.11 of the Indenture. The Company and the Seller hereby agree to take all actions necessary and proper in order for the Trustee to promptly cancel such Repurchased Notes pursuant to this Agreement and the terms of the Indenture.  All costs and expenses for cancellation of the Repurchased Notes shall be borne by the Company.

2.	WAIVER AND FORBEARANCE

2.1.
Waiver. The Seller hereby waives, pursuant to Section 6.04 of the Indenture, all Defaults, Events of Defaults and their consequences, if any, on the part of the Company for failure to duly observe and perform covenants set forth in the Indenture (collectively, the “Waived Matters”), provided, that this waiver shall terminate, and be deemed to have never taken effect, if the Company defaults in its obligations to complete the repurchase of the Repurchased Notes at the Closing.

2.2.
Forbearance. The Seller hereby agrees to forbear, and directs the Trustee to forbear, from taking or exercising any Enforcement Action (as defined below) in connection with the Waived Matters (the “Forbearance”), provided that this Section 2.2 shall terminate if the waiver is terminated as provided in 2.1 above. “Enforcement Action” means any Default-related right, remedy or other action available to the Seller or the Trustee or aiding and abetting, assisting, cooperating with or otherwise supporting any other Person in taking or exercising any Default-related right, remedy or other action available to such Person.

3.	FURTHER ACTIONS

3.3.
The Pledge Agreement and the obligations, rights and restrictions thereunder and in connection therewith on all of the parties thereto are cancelled as of the Closing Date.  The Company and the Seller hereby agree to take all actions necessary and proper in order for the Bank of New York, as collateral agent, to promptly release the security interest created thereunder and to deliver the Pledged Stock, as defined in the Pledge Agreement, to the relevant Pledgor. All costs and expenses for the release the security interest created thereunder and to deliver the Pledged Stock shall be borne by the Company.

4.	SELLER’S REPRESENTATIONS AND WARRANTIES

4.1.
Seller’s Authority. The Seller is the beneficial owner of all the Repurchased Notes, and has all requisite right, power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by the Seller and constitutes the legal, valid and binding obligation of the Seller, enforceable against the Seller in accordance with its terms.

4.2.
Title to the Repurchased Notes. The Seller represents and warrants to, and agrees with, the Company that it is and as of the Closing Date will be the beneficial owner of the Repurchased Notes, free and clear of any encumbrances, including, without limitation, any charge, claim, condition, equitable interest, lien, option, pledge, security interest, right of first refusal, or restriction of any kind, including any restriction on use, voting, transfer, receipt of income, or exercise of any other attribute of ownership.

4.3.
Disclosure of Information. The Seller has received all the information it considers necessary or appropriate to determine whether to sell the Repurchased Notes to the Company pursuant to this Agreement. The Seller acknowledges (i) the Company has not made any representation or warranty, express or implied, except as set forth herein, regarding any aspect of the sale and purchase of the Repurchased Notes, the operation or financial condition of the Company or the value of the Repurchased Notes, (ii) that except the representations and warranties given by the Company as provided in Section 5, it is not relying upon the Company in making its decision to sell the Repurchased Notes to the Company pursuant to this Agreement and (iii) that the Company is relying upon the truth of the representations and warranties in this Section 4 in connection with the purchase of the Repurchased Notes hereunder.

5.	COMPANY’S REPRESENTATIONS AND WARRANTIES

5.1.
Company’s Authority. The Company has all requisite corporate right, power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by the Company and constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms.

5.2.
No insolvency. The Company has taken no action, and no steps have been taken or legal proceedings started or threatened against it for an administration, winding-up, examinership, interim or bankruptcy order to be made against it or for its dissolution or reorganization or for the appointment of a receiver, administrative receiver, examiner, supervisor, trustee or similar officer over, or for the taking into possession or enforcement of security by an encumbrancer, mortgagee or chargee in respect of, all or any part of its assets, undertaking or revenues. The Company is not insolvent and is able to pay its debts as and when they become due.

5.3.
Disclosure of Information. The Company has received all the information it considers necessary or appropriate to determine whether to purchase the Repurchased Notes from the Seller pursuant to this Agreement. The Company acknowledges (i) the Seller has not made any representation or warranty, express or implied, except as set forth herein, regarding any aspect of the sale and purchase of the Repurchased Notes, the operation or financial condition of the Company or the value of the Repurchased Notes, (ii) that except the representations and warranties given by the Seller as provided in Section 4, it is not relying upon the Seller in making its decision to purchase the Repurchased Notes from the Seller pursuant to this Agreement and (iii) that the Seller is relying upon the truth of the representations and warranties in this Section 5 in connection with the purchase of the Repurchased Notes hereunder.

5.4.	The issued shares of the common stock of the Company are listed and traded on NYSE-AMEX.

6.	CONDITIONS PRECEDENT TO THE COMPANY’S OBLIGATION TO CLOSE

6.1.	The Company’s obligation to repurchase the Repurchased Notes and to take the other actions required to be taken by the Company is subject to the satisfaction, or waiver, of the following conditions:

(a) Accuracy of Representations and Warranties. The Seller’s representations and warranties in Section 4 shall be accurate as of the date of this Agreement, and shall be accurate as of the Closing Date as if made on the date thereof.

(b) Performance. The Seller shall have duly performed and complied with all of the obligations that the Seller is required to perform or to comply with pursuant to this Agreement on or prior to the Closing.

7.	CONDITIONS PRECEDENT TO THE SELLER’S OBLIGATION TO CLOSE

7.1.	The Seller’s obligation to sell the Repurchased Notes and to take the other actions required to be taken by the Seller is subject to the satisfaction, or waiver, of the following conditions:

(a) Accuracy of Representations and Warranties. The Company’s representations and warranties in Section 5 shall be accurate as of the date of this Agreement, and shall be accurate as of the Closing Date as if made on the date thereof.

(b) Performance. The Company shall have duly performed and complied with all of the obligations that the Company is required to perform or to comply with pursuant to this Agreement on or prior to the Closing Date.

8.	MUTUAL RELEASE AND COVENANT NOT TO SUE

8.1.
Release by the Company. In consideration of the matters referenced in this Agreement, the Company on behalf of itself and its respective subsidiaries, affiliates, agents, officers, owners, directors, employees, counsel, insurers, successors, assigns, heirs, executors or administrators (collectively, the “Related Parties”), hereby forever release, discharge, cancel, waive, and acquit the Seller and its Related Parties of and from any and all rights, claims, demands, causes of action, obligations, damages, penalties, fees, costs, expenses, and liabilities of any nature whatsoever, whether in law or equity (collectively, the “Claims”), which the Company has, had or may hereafter have against the Seller or any of its Related Parties arising out of, or by reason of, any cause or matter, existing as of the date of this Agreement, whether known to the Company at the time of execution of this agreement or not, provided, however, that this release shall not apply to any breaches by the Seller or its Related Parties of this Agreement.

8.2.
Release by the Seller.  In consideration of the matters referenced in this Agreement, the Seller on behalf of itself and its Related Parties, hereby forever release, discharge, cancel, waive, and acquit the Company and its Related Parties of and from any and all Claims, which the Seller has, had or may hereafter have against the Company or any of its Related Parties arising out of, or by reason of, any cause or matter, existing as of the date of this Agreement, whether known to the Seller at the time of execution of this agreement or not, provided, however, that this release shall not apply to any breaches by the Company or its Related Parties of this Agreement.

8.3.
Covenant Not to Sue.  The Company and the Seller further covenant and agree not to institute, nor cause to be instituted, nor aid (except as required by law) any legal proceeding of any nature whatsoever, except that a party hereto may file a legal proceeding against the other solely to enforce the terms of this Agreement.

9.	MISCELLANEOUS

9.1.
Governing Law. This Agreement shall be governed by and construed exclusively in according with the laws of the State of New York without giving effect to any choice of law rule that would cause the application of the laws of any jurisdiction other than the laws of the State of New York to the rights and duties of the parties hereunder.

9.2.
Reliance.  The Company and the Seller represent and warrant that: (a) each has relied on its own judgment regarding the consideration for and language of this Agreement; (b) each has been given a reasonable period of time to consider this Agreement, has been advised to consult with independent counsel before signing this Agreement, and has consulted with independent counsel with respect hereto; (c) no party has in any way coerced or unduly influenced any other party to execute this Agreement; (d) no party has relied upon any advice or any representation of any other party’s counsel; and (e) this Agreement is written in a manner that is understandable to all of the parties.

9.3.
Entire Agreement. This Agreement constitutes the entire agreement between the parties hereto relating to the subject matter hereof and supersedes all prior agreements or understandings, both oral and written, between the parties hereto relating to the subject matter hereof.

9.4.
Binding Effect; Benefit. This Agreement shall inure to the benefit of and be binding upon the parties and their respective heirs, successors, legal representatives and permitted assigns. Nothing in this Agreement, expressed or implied, is intended to confer on any person other than the parties, and their respective heirs, successors, legal representatives and permitted assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

9.5.	Assignment. No party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the written consent of the other party.

9.6.	Amendment; Waiver.

(a) This Agreement may not be amended, modified or supplemented except by a written instrument executed by each of the parties.

(b) No waiver of any provision of this Agreement shall be effective unless set forth in a written instrument signed by the party waiving such provision. No failure or delay by a party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of the same preclude any other or further exercise thereof or the exercise of any other right, power or privilege. Without limiting the foregoing, no waiver by a party of any breach by any other party of any provision hereof shall be deemed to be a waiver of any subsequent breach of that or any other provision hereof. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

9.7.
Notices. Each notice, demand or other communication under this Agreement shall be in writing and delivered or sent to the relevant party at its address or fax number set out below (or such other address or fax number as the addressee has by five (5) days’ prior written notice specified to the other party). Any notice, demand or other communication so addressed to the relevant party shall be deemed to have been delivered (a) if delivered in person or by messenger, when proof of delivery is obtained by the delivering party; (b) if sent by post within the same country, on the third (3rd) day following posting, and if sent by post to another country, on the fifth (5th) day following posting, and (c) if given or made by fax, upon dispatch and the receipt of a transmission report confirming dispatch. The initial address and facsimile for the parties for the purposes of this Agreement are:

(a) if to the Company, to:

China Shen Zhou Mining & Resources, Inc.
No. 166 Fushi Road Zeyang Tower,
Shijingshan District,
Beijing,
People’s Republic of China 100043
Fax: +86 10 5890 7524
Attention: Chief Financial Officer

(b) if to the Seller, to:

Mountview Path Limited
908 China Merchants Tower,
168-200 Connaught Road,
Sheung Wan, Hong Kong
Fax: +852 25877199

9.8.
Counterparts. This Agreement may be signed in any number of counterparts including counterparts transmitted by facsimile, each of which shall be deemed an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

9.9.
Severability. If any provision contained in this Agreement shall for any reason be determined to be partially or wholly invalid, illegal or unenforceable by any court of competent jurisdiction, such provision shall be of no force and effect to the extent so determined, but the invalidity, illegality or unenforceability of such provision shall have no effect upon and shall not impair the validity, legality or enforceability of any other provision of this Agreement.

9.10.
Further Assurances. Each party shall at its own costs and expenses give such further assurance, provide such further information, take such further actions and execute and deliver such further documents and instruments as are, in each case, within its power to give, provide and take so as to give full effect to the provisions of this Agreement.

9.11.	Each party hereto shall bear its own costs and expenses incurred in connection with the negotiation, preparation and execution of this Agreement.

[Signature page follows on the next page]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

CHINA SHEN ZHOU MINING & RESOURCES, INC.

By:	/s/ Xiaojing Yu
Name: Xiaojing Yu
Title: Chief Executive Officer

MOUNTVIEW PATH LIMITED

By:	/s/ Mingyuan Zhang
Name: Mingyuan Zhang
Title: Director